Exhibit 99

CB RICHARD ELLIS

November 4, 2004

7:30 a.m. PST

Moderator                                                                                       Ladies and gentlemen, thank you for standing by.  Welcome to the CB Richard Ellis Third Quarter Earnings conference call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question and answer session.  Instructions will be given at that time.

                                                                                                                                                As a reminder, this conference is being recorded.  I would now like to turn the conference over to Shelley Young, Director of Investor Relations.  Please go ahead.

S. Young                                                                                               Thank you and good morning, everyone.  Welcome to CB Richard Ellis’ Third Quarter conference call.  Last night, we issued a press release announcing our third quarter earnings, which you should have received by now.  If not, it’s available on our Web site at http://www.cbre.com.

                                                                                                                                                This conference call is being Webcast live and is available on the Investor Relations’ section of our Web site.  We are also providing slides of the presentation, which you can use to follow along with our commentary.  A printer-friendly PDF version of the presentation is available in the link marked Supporting Materials.  An archive of the Webcast as well as a transcript of the call will be available on the Investor Relations’ section of the Web site for three months.

                                                                                                                                                We have several members of our Senior Management Team here today to discuss our third quarter results with you.  These include Ray Wirta, our Chief Executive Officer; Brett White, our President; and Ken Kay, our Senior Executive Vice President and Chief Financial Officer.

                                                                                                                                                Before we begin, I’d like to remind you that our presentation today contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements should be considered as estimates only and actual results may ultimately differ from these estimates.  Except to the extent required by applicable securities laws, CB Richard Ellis undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today.  Please refer to our annual report on Form 10-K and our quarterly reports on Form 10-Q, which are filed with the SEC and available at the SEC’s website at http://www.sec.gov, for a full discussion of the risks and other factors, that may impact any estimates that you hear today.  This is a public call and our responses to questions must be limited to information that is acceptable for dissemination within the public domain.

In addition, we may make certain statements during the course of this presentation that include references to non-GAAP financial measures, as defined by SEC regulations.  As required by these regulations, we have provided reconciliations of these measures to what we believe are the most directly comparable GAAP measures, which are available in the third quarter earnings press release.

                                                                                                                                                With that, let me turn the call over to Ken Kay, our CFO.

K. Kay                                                                                                           Thanks, Shelley.  If you’ll please turn to page three, you’ll see an overview of our third quarter 2004 performance.

                                                                                                                                                With total revenues of $575 million for the quarter, we achieved 36% top line revenue growth and 24% organic growth, marking the eighth straight quarter of double-digit year-over-year organic revenue gains.  Organic growth came from an improving global real estate market as well as continued market share gains.  Revenue growth was also achieved from the Insignia acquisition.

                                                                                                                                                Reported net income totaled $11.9 million as compared to a net loss of $28.4 million for the third quarter of 2003.  Excluding one-time items, net income for the quarter was $29.7 million, as compared to net income of $2.3 million for the same quarter last year.  The growth in revenue was the primary contributor to the increased profitability.

                                                                                                                                                The one-time items excluded from net income represent non-recurring costs associated with the Insignia acquisition and our initial public offering.  These items have been eliminated to provide a better comparison of our financial results on a normalized basis.  The one-time items include: $1.7 million of amortization expense related to Insignia net revenue backlog; $4.9 million of merger-related charges and integration costs; $11.0 million of costs of extinguishment of debt related to the IPO; and $0.2 million of IPO-related compensation expense.

                                                                                                                                                If you’ll please turn to page four, we’ll continue with the overview.  GAAP diluted earnings per share for the quarter were $0.16 and adjusted for one-time items, diluted earnings per share were $0.40, or $0.36 higher than the prior year adjusted diluted earnings per share of $0.04.  Reported operating income totaled $44.7 million, or $67.4 million higher than the same quarter last year.  Operating income, excluding merger-related charges, integration costs and

                                                                                                                                                IPO-related compensation expense, totaled  $54.2 million for the third quarter of 2004, as compared to $28.2 million for 2003, or an improvement of or 92%.

                                                                                                                                                Reported EBITDA totaled $61.8 million, or 199% higher than the same quarter last year.  In order to get an EBITDA figure that is comparable to the adjusted net income and adjusted operating income, you should add back the one-time merger-related charges and integration costs of $7 million in 2004 and $19.9 million in 2003.  That would also allow you to have a meaningful comparison of EBITDA on a quarter-over-quarter basis.

                                                                                                                                                Please turn to page five for a review of the third quarter financial results.  On this schedule, we have included both CBRE’s reported results for 2003 and combined results including Insignia, to provide a better comparison to the current year quarter.  On this basis, revenue has increased 24% from the prior year due primarily to higher investment property sales in the Americas combined with improved leasing activity globally.  Transaction revenue increased $104.2 million, or 31% from the prior year.  Cost of services, excluding one-time items, increased 31%, which is consistent with the increase in transaction revenue.  Excluding one-time costs associated with the Insignia acquisition and IPO-related compensation expenses, operating and administrative costs are up

                                                                                                                                                $13.5 million, or 6.8%; $3.3 million of the increase is due to higher promotion and bonus expenses resulting from the higher transaction revenue, and $900,000 is due to changes in foreign exchange.

                                                                                                                                                Additionally, we reported an idle facility reserve for $5 million and wrote- off $2.5 million for the balance of an investment in a software company.  No further charges related to these items are expected.  Excluding one-time items, operating income has increased $31.5 million or 139%.  This improvement reflects the positive impact of increased revenues, coupled with management’s continued focus on driving operating efficiencies.

                                                                                                                                                Please turn to page six for a review of the year-to-date financial results.  This slide reflects the company’s operating results on a year-to-date basis and, as with our quarterly results, compares the current year to CBRE’s reported results for 2003, as well as the combined results of CBRE and Insignia for 2003.  On this basis, revenues increased $239.3 million or 18%.  $196 million, or 82% of the increase, is due to higher transaction activity in the Americas, Europe, and Asia Pacific, with investment sales up $129 million, and leasing up $67 million.

                                                                                                                                                Mortgage banking fees have increased by $20 million, while appraisal fees have increased by $17 million.  Cost of service, excluding one-time items, increased 20%, consistent with transaction revenue.  Excluding one-time costs associated with the Insignia acquisition and the IPO, operating and administrative costs were up $34.1 million or 5.8%.  $8.7 million of this increase is due to foreign exchange and $11.1 million relates to higher bonus accruals, resulting from improved performance.  All other expenses have only increased by 2%.  Excluding the Insignia and IPO one-time items, operating income has increased $74.2 million or 151%.  As with our quarterly results, this improvement reflects the positive impact of increased revenue and our cost containment efforts.

                                                                                                                                                Please turn to page seven to look at our earnings per share.  Our GAAP or reported earnings per share of $0.16 includes one-time charges related to the Insignia acquisition and IPO.  This slide provides a bridge to get from reported earnings per share to an adjusted earnings per share.  The one-time charges include merger-related expenses of $4.1 million or $0.04 per share and there will be no additional merger-related costs in future periods; integration costs of $3 million or $0.03 per share, and we expect another $2.5 million of integration costs in the fourth quarter; amortization of the Insignia net revenue backlog of $2.5 million or $0.02 per share and costs of extinguishment of debt related to the IPO of $17.1 million or $0.15 per share.  Excluding these one-time charges, our adjusted earnings per share is $0.40 for the third quarter.

                                                                                                                                                Please turn to page eight for a look at our operating margins.  These improved significantly in the third quarter.  Excluding one-time charges related to the Insignia acquisition, our operating margin was 9.4% in comparison to 6.7% in 2003, and 4.9% if we include Insignia’s commercial operations prior to the acquisition.  This is a 92% improvement versus the combined operations.

                                                                                                                                                As expected, CBRE’s effective cost discipline has enabled it to raise the combined company margins despite the addition of Insignia’s business, which had historically been at lower margins than CBRE on a stand-alone basis.  These improvements are primarily due to revenue gains and our ability to leverage our overhead structure over a much larger revenue base.  Additionally, margins have benefited from the Insignia acquisition synergy savings.

                                                                                                                                                Please turn to page nine for a look at the balance sheet.  The cash balance at September 30, 2004 of $147.9 million was $82.5 million higher than September 30, 2003, and not that far away from last year—end’s cash balance, which is traditionally the highest point in the cash cycle.  The increase was primarily due to the improved performance in 2004.  The movement in the warehouse receivable, attributable to our mortgage brokerage business, fluctuates in tandem with the line of credit liability reflected on the next page.  The fluctuation in other current assets largely relates to a seasonal decrease in accounts receivable.  The decrease in other assets is primarily attributable to the sale of a co-investment asset in Japan.  The remainder of the items reflect nominal changes from year-end.

                                                                                                                                                Please turn to page ten for a look at the liability side of the balance sheet.  The fluctuation in current liabilities, excluding debt, is mostly due to a seasonal debt decrease in improved bonus and profit sharing.  The warehouse line of credit has already been discussed on the asset side.  With the exception of other debt, reductions in debt liabilities reflect pay- downs through use of IPO proceeds or open market purchases.  The reduction in other debt is due to the sale of the co-investment asset in Japan and euro-line borrowing pay downs from operating cash flow.  Other long-term liabilities increased mostly due to an increase in lease provisions or duplicate space vacated relative to the Insignia acquisition.

                                                                                                                                                Please turn to page 11 for a look at our capitalization table.  The cash balance was $148 million as of September 30th.  Our revolver balance was zero at the end of the third quarter and we do not anticipate revolver borrowing for the rest of 2004.  As mentioned before, the other debt items reflect pay-downs through utilization of IPO proceeds or open market purchases of our 11¼ senior subordinated notes.

                                                                                                                                                Our net debt to EBITDA multiple for September 30th, was 1.9 times in comparison to 2.8 times at the end of December 31, 2003.  This reflects a significant improvement.

                                                                                                                                                I’ll now turn the call over to Brett, for a discussion of our operations.

B. White                                                                                                 Thank you, Ken.  Good morning, everyone, and welcome to our call.  I’ll begin on page 12.  In response to requests to provide more detail in our revenue, we’ve now included this slide for your use.  This pie chart shows the breakdown of revenue by type for the third quarter of 2004.  Our sales and leasing businesses are approximately 76% of our revenue.  Property and facilities management is another 8%; appraisal and valuation accounts for 6%; commercial mortgage lending 5%, and investment management 3%.  Interestingly, investment sales have increased by 43% for the quarter and 32% year-to-date.  Leasing has increased 22% for the quarter and 11% year-to-date.

                                                                                                                                                Now, if you’ll turn to page 13, we’ll look at our segment performance.  Let’s start with the Americas.  Higher revenue was primarily driven by increased sales transaction revenue as a result of the sustained improvement of general economic conditions in the U.S., including low interest rates and increased sources of investment capital directed to real estate.  Leasing revenues also improved as fundamentals in the market strengthened.  Higher adjusted operating income was primarily a result of growth in revenues.

                                                                                                                                                For EMEA, increased revenue was mainly due to higher consultation fees and lease transaction revenue mainly in the UK, as well as strong sales of investment properties across Europe.  Current year adjusted operating income, as Ken mentioned before, is negatively impacted by a non-recurring one-time $5 million idle facility reserve in the UK.  Excluding such, operating income grew consistently with the revenue increase.  For Asia Pacific, higher revenue and adjusted operating income were mostly due to our successful efforts to increase market share in Australia and Japan, as evidenced by growth in overall transaction revenues.

                                                                                                                                                If you’ll please turn to page 14, we’ll talk briefly about some recent wins we’ve had in the business and, again, we’ll break these down by our three geographic regions.  In the Americas, many of you may have read last month that we were awarded the exclusive leasing agent appointment for the first office tower at 7 World Trade Center.  This was a highly pursued leasing assignment here in New York City and is one of the most high-profile leasing agency assignments given globally this year.  We’re quite proud to have this business.

                                                                                                                                                For Kodak, we renewed our 37 million square foot transaction management account with them in the third quarter as well.  In EMEA, in the city of London, we completed the sale of Mondial House and Bankside, and the purchase of Thames Court, with an aggregate value in excess of US $900 million.

                                                                                                                                                In Asia Pacific, we again completed two very significant transactions; one, receiving the exclusive leasing and marketing agency for Azia Center in Shanghai’s Pudong district, and second, we completed the largest office building sale in Singapore this year, on behalf of MCL Land.  As many of you know, Asia is a high growth marketplace for us, and one where we will spend a considerable amount of time growing our business.

                                                                                                                                                Please turn to page 15.  I’ll now cover some trends we’ve seen in the business through the third quarter.  Our results reflect our being able to take advantage of some very favorable ongoing trends and dynamics in the business.  Our investment sales business remains robust.  Several factors have come together to sustain the investment market.  First, the rise in interest rates has been modest and borrowing costs remain near historic lows.  For some investors, the interest rate rise has been a stimulant to putting more property on the market.  Second, there is more investment capital available.  Offshore investors are entering the U.S. market in greater numbers and certain domestic capital sources, such as pension funds, are increasing their allocation to real estate.

                                                                                                                                                Third, leasing market fundamentals are improving.  Occupancy has been increasing and rental rates, while not yet increasing, have firmed.  Many investors who have been current yield buyers in recent years are increasingly motivated by income growth potential.  Thus, assets with substantial vacancy and/or near term lease rollover hold increasing appeal.

                                                                                                                                                On leasing, nationwide, nearly 20 million square feet were absorbed through September compared with 600,000 square feet of negative absorption for the first nine months of 2003.  Even tech-battered markets, such as San Francisco and San Jose, have seen a return to positive absorption for the first time in several years.  Midtown Manhattan has posted absorption of more than four million square feet, fueled by the strongest leasing velocity since 2000.

                                                                                                                                                Year-to-date, net absorption has exceeded three million square feet in Boston, and more than two million square feet in Washington D.C., and eight other markets absorbed in excess of a million square feet through the first nine months of the year.  With this positive momentum, office vacancy levels are gradually receding in most markets, while space rents are largely unchanged.  However, concession packages are clearly tightening as demand revives.  Meanwhile, industrial activity is on the upswing, fueled by the stronger economic activity.

                                                                                                                                                Vacancy levels have reached a plateau.  Demand for big box distribution centers outstretched supply.  Major port markets have shown vigorous activity.  For example, the Inland Empire and Los Angeles have seen brisk activity and limited availability.  Other industrial markets, such as Atlanta and Dallas, are recovering more slowly.  European investment volumes are currently running at historically high levels; over 20% ahead of 2003 levels.  The United Kingdom, France, and Scandinavia markets have been particularly active, as property has continued to outperform equities.  German investor problems have been offset by continued appetite from U.S., Irish, and Middle Eastern investors.

                                                                                                                                                Management continues to focus on streamlining our operations and finding additional ways to leverage our overhead structure to further improve our margins.  Additionally, we continue to hold a preeminent market position in major markets.  According to Real Capital Analytics, CBRE accounted for 15.4% of all investment sales for the first nine months of this year, well above the 8.9% market share for our nearest competitor.  Now let me turn the call back to Ken to cover 2004 guidance.

K. Kay                                                                                                           Thanks, Brett.  If you turn to page 16, we’ll talk about our guidance for 2004.  We anticipate our 2004 full year revenue will be approximately $2.2 billion.  We expect diluted earnings per share for the year to be in the range of $0.76 to $0.81.  These amounts include the following one-time items:  merger-related and integration costs of $40 million or $0.35 per share; IPO-related compensation expense of $15 million or $0.13 per share; amortization of Insignia’s net revenue backlog of $13 million or $0.11 per share; the cost of extinguishment of debt related to the IPO of $17 million or $0.15 per share.  Adjusted for these one-time items, we expect diluted earnings per share in the range of $1.50 to $1.55 for 2004.

                                                                                                                                                Please turn to page 17 for a look at our internal cash flow.  Based upon net income in the middle of our guidance range, internal cash flow, which is defined as normalized net income adjusted for depreciation, amortization, and capital expenditures, is forecast to be $113 million for 2004.  As you can see, there’s a close correlation between net income and internal cash flow.  This level is more than adequate to fund the company’s stated goal of reducing debt by $50 million annually.  The chart also highlights the company’s lower requirement for capital expenditures, which are estimated at $37 million for 2004.

                                                                                                                                                These expenditures include $12 million related to the Insignia acquisition and we anticipate our annual run rate of capital expenditures going forward to range between $25 and $30 million.  Excluding the non-recurring Insignia related capital expenditures, internal cash flow would be closer to $125 million.  Excess cash flow could be used for additional debt reduction or to support our co-investment activities and for potential in-fill acquisitions.

                                                                                                                                                I’ll now turn the call over to Ray, for wrap up.

R. Wirta                                                                                                    Thank you, Ken.  As they say, what’s not to like?  We’re certainly enjoying discussing this kind of quarterly performance.  Certainly, our clients are doing better; our corporate clients are experiencing improved business activity.  Real estate clients are seeing improved real estate fundamentals.  Our employees are pretty happy; they’re doing quite well this year, particularly on the brokerage side.  We’re beating the analysts’ estimates so far and it looks like the stock market is trying to better understand our company, as witnessed by the increasing stock price.  If we could just stop the clock and stay here for a long period of time, I’d be a very happy guy.

                                                                                                                                                I did want to comment before we get to the questions briefly on the guidance for 2004.  As Ken indicated, we’ve narrowed the range to $1.50 to $1.55.  We are not prepared at this moment to consider further revising our full year estimate, but as the fourth quarter progresses, we will continue to track that point of view.

                                                                                                                                                Then lastly, on 2005, we’re just in the midst of the budget process, so we’re not prepared to talk about the specific numbers, but I would like to affirm the Company’s comments during the road show and subsequent to that, that generally speaking, investors can expect our revenue to grow at 7% to 9% per year, our EBITDA at 12% to 14% per year, and our EPS in the high teens to low 20’s.  Nothing on our near term horizon suggests that we’d have a different perspective at this point in time, but when the budget process is completed and we have the 2004 actuals, we’ll be prepared to speak more specifically on ‘05.

                                                                                                                                                With that, I’d like to now open the call up to questions.

Moderator                                                                                       Our first question comes from the line of Josh Rosen of CS First Boston.  Go ahead please.

J. Rosen                                                                                                   Yes.  Thanks.  It’s Josh Rosen of CSFB.  First I’d like to follow-up on the leasing activity that you guys are seeing.  It seems like you’ve seen pretty strong acceleration, as you’ve moved through the year in that metric.  Can you provide an outlook of what you look for in terms of leading indicators?  I know in the past, you’ve talked about vacancy levels being one of those indicators.  That would be helpful color.

R. Wirta                                                                                                    Okay, I’d like to ask Brett to respond to that.

B. White                                                                                                 Certainly.  Thanks, Josh, and good morning.  Let me first give you some data points to consider and these are coming from Torto Wheaton, our econometric research group.  For office right now, we’re looking at a national vacancy rate of approximately 16.3% and we are forecasting, for 2005, approximately a 15.1% vacancy rate.  On the industrial side, we’re currently out about 11.6% national vacancy.  We think that’ll be flat next year at 11.6%.

                                                                                                                                                What has been driving the return to improvement in our leasing revenues, is not really rent appreciation or dramatic reductions in vacancy, but rather the type of transactions that we are completing.  And as we’ve talked about on prior calls, what you begin to see in the early stages of recovery in the economy is, occupiers of space tend to take longer-term leases and this, of course, translates into higher commission revenue for us in the leasing business.

                                                                                                                                                Now, as I mentioned, we do expect a modest improvement in leasing rates next year for office stock in the U.S. and probably flat on the industrial side.  As we think about the business today, we are certainly enjoying this dynamic where occupiers of space are taking longer-term leases.  Most of these leases now are direct leases with landlords where, you may recall in 2003 and 2002, much of the space being absorbed was being absorbed on a sublease basis.  Sublease rents are typically well below the coupon market rate that are available in the marketplace.  So as we get into the nation’s stages of recovery in the leasing business, we should expect to see good improvement in the leasing numbers.  We’re seeing that already this year; we think next year we’ll continue that trend.

J. Rosen                                                                                                   That’s very helpful; thank you.  The other question that I have is related to operating leverage.  Clearly, you guys are showing strong revenue growth this year and demonstrating pretty good operating leverage in the business.

                                                                                                                                                As we look out going forward and, Ray, you did comment in terms of sticking with what your overall longer-term projections are for ‘05, which shows a little bit of operating leverage.  But with the type of organic growth you had this quarter, the only place that you were a touch below our numbers, for instance, was on the adjusted EBITDA margin line item.  Is that just the impact of having to accrue commissions and the expenses that go along with the increase in transaction activity?

K. Kay                                                                                                           Yes, basically.  I think we’re on track for what we had stated before as far as being able to leverage our overhead structure and driving the EBITDA margins.  You know what we had said before was that by 2006, we think we’d get to an EBITDA margin on a run rate basis of about 14% and I think we’re well on our way for that.

                                                                                                                                                Our expected normalized EBITDA margin for this year will probably be in the high 12’s; in the range of 12.7 to 12.8.  I think that once you back out those items and really look at our ability to leverage that overhead structure, we’re driving the margins pretty much consistent with where we said we would be.

J. Rosen                                                                                                   Okay, thank you very much.

R. Wirta                                                                                                    Thank you, Josh.

Moderator                                                                                       Next, we go to the line of Jeff Kessler of Lehman Brothers.  Go ahead, please.

J. Kessler                                                                                             Thank you and good quarter, guys.  I can say that one of things we have been seeing is – talking to folks at ABM – they are also seeing some of the same early trends in terms of leasing and tenant vacancy activity.  One thing I want to throw in though, is that – and I realize that I’m talking about an owner of property as opposed to someone who is providing a service – Prentice just came out with some fairly, not necessarily really negative, but partially negative comments about the commercial REIT market not really recovering until 2006.  Again, I realize they’re talking as an owner and not as a servicer, but I’m wondering if you could just go into the timing of why a fairly well respected company would kind of downplay 2005, when it does appear that leasing activity is already picking up on your end.

R. Wirta                                                                                                    That’s a good question, Jeff, and it allows me a chance to make sure we’re all clear on the difference between owners of real estate and what impacts them relative to the rent cycle and service providers such as ourselves.  Keep in mind, these owners have signed leases over periods of time as rents go up and down and what most of the REITs are experiencing now are the expiration of high rent leases signed in the ‘98, ‘99, 2000 timeframe.  And so even though we see and agree with their projection that rents are only modestly increasing; to us, it’s all about the year-to-year compare based upon our commission structure.  To them, it’s all about what rent was in place at the time they signed the lease, as compared to today’s rent.  So, you can see declining rent rolls for some of these REITs frankly, certainly in ‘04, in some cases in ‘05 as well and not starting to pick up, as Prentice suggests, until ‘06.  Meanwhile, we’re already experiencing increased income from leasing commissions.  See the difference?  They have these expiring rent rolls that have a different cycle than what we experience, even though we agree 100% with their views on rent, and you can see it in our numbers.

B. White                                                                                                 Ray, let me add a comment to that if I could.  As an example, Jeff, the office rents today are still trading well below historical highs from the year 2000 and we believe it will likely be another three years before office rents nationally approach the level they were at in 2000.  In Ray’s example, Prentice and others signed many leases in ‘99, 2000, 2001 and for them, those rents aren’t going to come back to that level where they were renewing or replacing those rents for probably three or four years.

                                                                                                                                                On the industrial side, we don’t believe that we will get back to, again the peak year of 2000, until 2008.  To us, it doesn’t matter; it’s a year-over-year compare.  But to owners, I would agree with Prentice’s view.  It’s going to be awhile until they see replacement rents match what they have current rents at.

J. Kessler                                                                                             Thanks and one other question.  You folks did a pretty good job in filling in a “hole” you had with the Insignia acquisition in the New York area.  I’m wondering, are there other geographic spots in the U.S., or, if you want to talk briefly about abroad – but specifically in the U.S., what geographic areas are you looking at where you think you’re a little bit thin right now?

R. Wirta                                                                                                    Brett, you want to talk about our in-fill strategy?

B. White                                                                                                 Sure, Jeff, you hit the right point, which is, Insignia really finished the work of the major geographic in-filling that we needed to do, and what’s left now are really what we call in-fill acquisitions, which, by the way, are mostly expensed, and you would not see them.  These are typically deals that range between $5 million and $50 million in aggregate purchase price and paid over two to four years.  We are very opportunistic.  We believe we are a very good buyer of smaller companies; we’re a good integrator of their businesses and their people, which has been proven through the 30 some odd acquisitions we’ve made in the past.

                                                                                                                                                We look at strategic in-fill, that would be getting to your question; that would be markets or business lines where we think we have a gap.  I would tell you that in the States, we really don’t have any gaps that worry us, although we would like to continue to bolster our presence in the San Francisco Bay area and Texas, as two examples.  Off shore, we really think we are where we need to be.  We have a continuing interest in Russia – Moscow in particular, which is a rapidly maturing and growing marketplace – and we’re very opportunistic in Asia, at the moment.

                                                                                                                                                Business lines: we think we have what we need.  As Ray has mentioned many times, our youngest business line is over 30 years old, but we are again very opportunistic.  We have strong free cash; we have a good team that can integrate acquisitions and the acquisitions we make should be highly accretive.  We’re in the market everyday looking at the competitive set.  We spend a lot of time thinking about this, but we’re very careful.

                                                                                                                                                At this point in time, there are no major acquisitions that we are currently contemplating; but we’ll let you know if that changes.

J. Kessler                                                                                             Great, thank you very much.

R. Wirta                                                                                                    Thanks, Jeff.

Moderator                                                                                       Next, we go to the line of Carey Callaghan of Goldman Sachs.  Go ahead, please.

C. Callaghan                                                                             Good morning, Ray.  Perhaps you could comment on the entry into the real estate securities business.  There are rumors in the marketplace that you’re looking to hire there.  Can you just comment on what the plans are and how big your ambitions there are?

R. Wirta                                                                                                    Let me just clarify, Carey, when you talk about the real estate securities business, you’re referring to investments in REITs and other publicly traded companies?

C. Callaghan                                                                           Correct.

R. Wirta                                                                                                    We have actually retained a couple of people in our CBRE Investors Group and we’re putting together a product that we’re calling Local Real Estate Securities.  This will be a mutual fund available initially for institutional investors only on a private basis and ultimately might be available on a public basis to invest globally, taking advantage of our global platform and local real estate knowledge throughout the world.  So, that’s underway.  We’re contemplating something similar domestically, although we view that as a more crowded and a certainly more mature marketplace, so no active interest in that area at the moment.

C. Callaghan                                                                             Okay, thank you.  During the quarter, it looks like you lost Joe Harbert, the head of your Midtown brokerage operations to Cushman and Wakefield.  I know you really hadn’t had many losses at all of Insignia folks, but I guess he’s one.

                                                                                                                                                More of a general question beyond Joe; is the market becoming more challenging in terms of retaining people?  And more importantly, what’s the implication for compensation and, I guess, more importantly margins, as you think about next year?

K. Kay                                                                                                           Great, let me ask Brett, who’s actually sitting in New York, as we speak, to respond to that question.

B. White                                                                                                 Sure.  Let me make a specific comment on the Joe Harbert loss.  Joe was a manager in our Midtown office and produced zero revenue.  So while I hated to lose Joe – he’s a very fine gentleman – it has zero impact on the revenue production of the company.

Where we spend really our time on retention is on the producers.  Managers – and I’m one of them, so I can tell you this – we’re all replaceable.  There’s a lot of talent out there that can manage; top producers are much harder to replace.  Our retention efforts have been directed squarely on the production team and to date, we’ve not lost anyone on the production side that is of any worry to us whatsoever.

                                                                                                                                                Then getting to the second part of your question, Carey, what impact does this type of loss have on margin?  It has none.  Again, this was a manager paid a salary and bonus.  He was replaced by another manager the day after he left.

R. Wirta                                                                                                    Brett, can you also speak to broker compensation, trends?  I think implicit in Carey’s question probably is that as well.

B. White                                                                                                 Sure, we are actually just finishing the normalization of the commission programs between the acquired Insignia brokers and the CBRE folk.  That has gone well.  It will have no impact on either our margins or overall commission costs as a percent of revenues.  It really was done quite nicely.  I think our folks did a very very good job on that.  New York’s a unique market.  I’m sure that every year we’ll be opportunistic and hire a couple of stars from competitors and we’ll pay money to do that.  Conversely, we’ll lose a couple of our stars to competitors and they’ll pay money to do that.  Unfortunately, it’s kind of the dial tone of New York business, not just in commercial real estate, but I think in all the services businesses here.

R. Wirta                                                                                                    Brett, in terms of our overall retention rate over time, do you expect any near or long-term change?

B. White                                                                                                 It’s a good question.  We actually are experiencing lower attrition rates, or higher retention rates right now – and for the past twelve months, than we have had in a number of years.  One of the nice spillover effects of the Insignia acquisition is that it did cause all of our now combined sales force to reconsider why they work where they work and it’s clear to us that the vast majority of them came to the conclusion that they have a better opportunity, frankly, to make money and be successful at CBRE than they do at our competitors and we’re really quite pleased with the retention we have had for the last twelve months.

R. Wirta                                                                                                    Great thanks.  Carey, does that answer the question?

C. Callaghan                                                                             It does, thank you.  One last question, if I could.  On the 7 World Financial Center, just to make sure I understand the math here, I think it’s something like 1.7 million square feet, so it’s a huge assignment and my understanding is, he’s seeking $50 rents.  If you do the math on that, it’s $85 million a year in rents and maybe an average lease of seven years.  That’s $600 million of rents and is it right to think that you would get something like one percent of the $600 million or $6 million; is that the right kind of math?

B. White                                                                                                 Yes that is generally the right kind of math.  I would tell you that, given the law of large numbers and the size of our business, the revenue impact of 7 World is insignificant.  The marketing and marquee impact is very significant.  To us, the real value here is that — and you know from spending time in New York — this assignment was highly pursued by all the major firms in the business and we think it says something very important that Larry Silverstein chose to put our brand on his building.  We’re not just leasing the building; we’re also managing it.  He has really entrusted us to run this asset and to find the proper occupiers for the asset.  That did not go unnoticed among major owners in this market and others.  It’s really a key marketing win for us.

J. Callaghan                                                                            It looks like it gives you a lot of visibility into next year.  That assignment, you’ve got others like Two Liberty Place.  How much visibility do you have into leasing in ‘05?

B. White                                                                                                 On the landlord side, quite a bit and where we are quite good and fairly explicit in our projections on leasing revenues is where we have large leasing assignments like these.  As you’re doing the math out loud and you’re right, you can pretty well extrapolate what leasing volumes ought to look like in those buildings.  It’s much more difficult, of course, on the tenant representation side and so there, it’s a lot more of an imperfect science.  But yes, we have good visibility into our large asset leasing business.

C. Callaghan                                                                             Okay, thank you.

Moderator                                                                                       Next, we go to the line of Bradley Safalow of JP Morgan.  Go ahead please.

S. Tsinis                                                                                                  Actually it’s Sofya Tsinis filling in for Brad.  We were just wondering about the G&A costs.  They have declined on a sequential basis and what do you expect on a run rate basis for the third quarter?

K. Kay                                                                                                           Just to clarify the question, G&A costs have declined?

S. Tsinis                                                                                                  On a sequential basis, nominally.

K. Kay                                                                                                           And what’s our long-term run rate view on that?

S. Tsinis                                                                                                  Yes.

R. Wirta                                                                                                    I think generally, because of the cost containment programs that the company continues to employ, we do a pretty good job in terms of maintaining a lid on overall G&A cost increases.  I would say, you’d expect some compensation increases, as a result of merit increases and such.  Generally, once you get outside the compensation area, I would say our other expenses should remain relatively flat in relation to what they are, which is a slight upward tick to that.

S. Tsinis                                                                                                  What were the lease cost savings during the quarter?  From Insignia?

K. Kay                                                                                                           The lease?

R. Wirta                                                                                                    Are you saying, for instance, the synergy savings as a result of the Insignia acquisition?

S. Tsinis                                                                                                  Yes.

K. Kay                                                                                                           We don’t break those out on a quarterly basis, but what I can tell you is that on a full run rate basis, on an annualized basis, we’re probably in the $40 million to $42 million range.  I would say probably 60% of that is compensation and probably 25% of that is facilities.  If you just want to break that down, that $40 million to $42 million, multiply about 25% of that to facilities and then divide it up on a quarterly basis, you can get to the number.

S. Tsinis                                                                                                  Right.  What should we expect, going forward, for this year and next year, how much more in savings?

K. Kay                                                                                                           It’s really blended in.  That’s really what we quantified as far as the Insignia acquisition is concerned.  As we kind of layer in our effective cost discipline over the Insignia revenue base, we’re going to get some marginal improvements with regard to savings.  But it’s really tough to quantify the specific amount associated with just Insignia versus savings that will come over just CBRE’s revenue base as well because of the fact that we integrated those businesses so quickly.  I think the savings that we expect are really built into those cost guidelines that I gave you before.

S. Tsinis                                                                                                  Okay.  We know that Trammell Crow has been looking to expand its broker base in New York and Chicago.  Do you see your business being impacted by these initiatives at all?

R. Wirta                                                                                                    Brett, what’s your view on Trammell Crow’s broker hiring efforts in those markets?

B. White                                                                                                 Well I don’t think there’s a senior broker in New York they haven’t called and offered a bucket of cash to.  So far, none of our folks have taken up the offer.  I would say this, whether it’s Trammell Crow or another one of our competitors, in any major market where we’re the dominant leader – and that’s certainly the case here in New York – the first place that any firm goes to, to get leadership, is us and so, as I mentioned earlier, on Jeff’s comment, we will, from time-to–time, lose a star here and there because there is an amount of money that will be offered to them that will simply are unwilling to compete with.  Where Trammell ends up in New York, I don’t know.  I will tell you, as far as an investor is concerned, there isn’t a broker; for that matter, there’s not a team of brokers in any market that individually would have any meaningful impact on any of the numbers you see, and we would let you know about them if we did lose them.

                                                                                                                                                Hard to say what Trammell’s going to do here in New York.  I will say this; for over 25 years, we tried to build a successful, organic business in the Tri-state area and found it virtually impossible to do.  I wish them the best of luck and welcome them to the big city.

S. Tsinis                                                                                                  Finally, what was the currency impact during the quarter?

K. Kay                                                                                                           It’s pretty nominal when you get down to the net profitability line.  For the quarter, on a revenue basis, it was about $14 million, but then we have an offset in currency impact in both the cost of service and in the operating expense lines.  By the time you get down to net income, it was about a half a million dollars to the positive.

S. Tsinis                                                                                                  Okay, great thank you.

K. Kay                                                                                                           Sure.  Thank you.

Moderator                                                                                       Next, we go to the line of Jennifer Pinnick of Merrill Lynch.  Go ahead please.

J. Pinnick                                                                                            Hi. Could you discuss broker productivity and where it falls historically right now and maybe the difference between broker productivity with Insignia and the old CBRE?

R. Wirta                                                                                                    Certainly.  Brett, do you want to respond to that?

B. White                                                                                                 Sure.  Let me take a stab at it.  Let me condition my comments by telling you, I do not have the specific statistics in front of me to give you comparable data on revenue per broker, say this year against last year or the year before, but anecdotally, I think I can give you the answer.

                                                                                                                                                Broker productivity overall is well up this year over the prior year and it was up last year over 2002.  We are seeing the highest increases in broker productivity being focused on those individuals who specialize in investment property sales.  One way to think about this for us is, as we talk about our leasing and investment property revenues, as those revenues go, so go broker productivity statistics very much in lock step.  The numbers are definitely up on the broker productivity side.

                                                                                                                                                As far as comparing the former Insignia broker productivity to CBRE broker productivity, we did this, and it was very interesting data.  What we found is that at the very highest end of our brokerage sales force, Insignia had a strong complement of brokers who were very, very highly productive; most of them in New York, but a smattering in Atlanta, Chicago, and the West Coast.

                                                                                                                                                CBRE, likewise, had a good complement of very high productivity brokers.  As you went down below them, say the top 2% or 3% in the company, the broker productivity numbers were very, very closely matched.  CBRE did have and does have, as a combined entity, a focus on, in some markets, not just a high-end business, but also the day-to-day street brokerage business.  What we had different than Insignia was we had a very good complement of brokers who were quite profitable for us, but in a lower traunch of productivity, Insignia had very few people competing in that business.

R. Wirta                                                                                                    Jennifer, it’s just a follow-up.  We actually have the numbers and we’ll e-mail those to you and the other analysts, but just generally, I don’t have them in my hand.  As I recollect on a compare basis to a peak of 2000, the average broker earnings went down double-digits in ‘01, down double digits in ‘02, modestly up in ‘03, and I think meaningfully up in ‘04.  My presumption and expectation is they’ll still be less in ‘04 than they were in ‘00.

                                                                                                                                                I think a related part of your question probably is do we have additional broker capacity in our system?

J. Pinnick                                                                                              You’re right.

R. Wirta                                                                                                    Right, so maybe Brett, you could respond to your point of view on the current capacity or, I should say, excess capacity in our system at the broker level.

B. White                                                                                                 One of the nice dynamics supporting our business is, while our brokerage capacity isn’t absolutely unlimited, certainly we’ve not yet tested the limits.  The way to think about this is this; take a broker that makes a million dollars a year gross revenue for the company.  That million dollars is likely generated over something between eight and 15 transactions.  For that broker to add three transactions in 2005, over what they did in 2004, there really is very little structural cost associated with them bringing in that additional revenue.  It’s really just their ability to pursue the business and I think that our top brokers would tell you that there’s plenty of business for them to pursue.

                                                                                                                                                The way we think about it is, as the market improves, one of the fundamental dynamics that support the company’s ability to increase margins is the fact that our brokers can take on a significant amount of additional work with a relatively insignificant amount of increased cost other than cost of services, which is commissions.

R. Wirta                                                                                                    The key also is that, remember as rents goes up, the work stays the same, and so there’s, in effect, additional marginal revenue at no additional effort by anybody and these are straight commission brokers and I can assure you that they’re going to make hay while the sun shines; no work will go undone no matter how much time it takes.

J. Pinnick                                                                                              You would prefer to increase your capacity than increase the number of brokers at this point in time?

R. Wirta                                                                                                    Ideally we do, but we have historically added about 3% to our broker base over the last three or four years in good times and bad times because one of the easier ways to grow revenue is to hire another broker in a non-competing area with your existing brokerage staff.  We’ll continue to hire marginal growth in the system by approximately 3% or 4% a year.  That’s our objective, because again, if you hire a broker who brings in a book of business and they’re not competitive in terms of the market area or market specialty of your existing staff, that’s another way to grow revenue as long as we have desk capacity, which we do.

J. Pinnick                                                                                              Is that where you’re running year-to-date?

R. Wirta                                                                                                    Because of the Insignia acquisition, we added almost 800 brokers, so we really have had a tougher time telling where the organic growth is compared to the just acquisition growth in brokers.  I think we’ve got good growth planned for ‘05 from an organic prospective, probably in that 3% range.

J. Pinnick                                                                                              Okay, and one more question.  You had really impressive year-to-date market share gains.  Where are they coming from; other large competitors or continuing with the small regional?

R. Wirta                                                                                                    I’ll speak to large competitors and perhaps Brett can speak to the regional perspective just to divide the question.  In regard to large competitors, which we define as Cushman & Wakefield, a private company, and Jones Lang LaSalle and Trammell Crow, who are both public.  They are, depending on who I picked, anywhere from a little under half our size to just about a third our size, so they’re much smaller, but they’re certainly large companies in their own right.  The public numbers for Trammell Crow and Jones Lang LaSalle are just out.  Trammell has year-to-date revenue gains of 7%; that compares to our 18%.  So clearly relative to Trammell, we picked up market share, whatever was available to big companies.

                                                                                                                                                Jones Lang LaSalle had numbers about matching ours.  They’re up about 24% for the quarter at the revenue line and about 22%, actually a little better than us year-to-date compared to our 18%.  Keep in mind; they’re less than half our size.  For example, their third quarter revenue growth was $52 million.  Our third quarter revenue growth was $150 million.  If you take out the acquisition of Insignia, our organic revenue growth in the third quarter was $100 million.  Even if the percentage was the same, we picked up twice as much business as they did.  So to us clearly the numbers demonstrate that we’re getting market share, at least against those two.  We think Cushman’s situation is pretty much the same as ours.  Brett, what’s your view on the local marketplace?

B. White                                                                                                 Sure and, Ray, let me answer it in two ways.  First, aside from the local market competitors, keep in mind that we have a very diversified business platform and one of the key legs of our platform is our investment sale of property business.  We’ve been a major player there for many years.  As that market remains robust, we take a natural large piece of the excess in that business.  Now, getting to the local competitors, as we’ve mentioned on calls in the past, I think all the large companies, certainly Jones Lang LaSalle, ourselves and Cushman & Wakefield are taking significant market share from, what we call the “tweeners;” the regional and the micro-niche company, folks that focus of one business line.  That has been the case for many years.

R. Wirta                                                                                                    Thanks, Jennifer.

Moderator                                                                                       Mr. Wirta, there are no further questions.  Please continue.

R. Wirta                                                                                                    We appreciate everyone’s questions and attentive listening on the call.  We look forward to our fourth quarter call and, perhaps talking sooner with you.  Thanks very much.

Moderator                                                                                       Ladies and gentlemen, this conference will be available for replay after 11:00 a.m. today through midnight November 10th, Pacific time.  You may access the AT&T TeleConference replay system at any time by dialing 1-800-475-6701, and entering the access code 750437.  International participants dial 320-365-3844.

That does conclude our conference for today.  Thank you for your participation and for using AT&T Executive TeleConference.